Exhibit 99.3

POWER OF ATTORNEY AGREEMENT

This POWER OF ATTORNEY AGREEMENT (“Agreement”), entered into as of August 30, 2016, is by and among Foresight Reserves, LP (“Reserves”), Christopher Cline (“Cline”), Michael J. Beyer (“Beyer”), Munsen LLC (“Munsen”), Filbert Holding LLC (“Filbert”), The Candice Cline 2004 Irrevocable Trust (“CCT”), The Alex T. Cline 2004 Irrevocable Trust (“ACT”), The Christopher L. Cline 2004 Irrevocable Trust (“CLT”), The Kameron N. Cline 2004 Irrevocable Trust (“KCT”), and Forest Glen Investments LLC (“Forest Glen” and, collectively with Cline, Beyer, Munsen, Filbert, CCT, ACT, CLT, and KCT, the “Other Investors” and, collectively with Reserves, the “Reserves Investor Group”).

Recitals

A. The Reserves Investor Group collectively holds or will hold up to $180 million principal amount of Second Lien Exchangeable PIK Notes due 2017 issued by Foresight Energy LLC and Foresight Energy Finance Corporation pursuant to an indenture dated on or about the date hereof, plus an additional principal amount of such notes paid as PIK interest (the “FRLP Exchangeable Notes”).

B. On or about the date hereof, Reserves, on behalf of itself and the Other Investors, will enter into or has entered into that certain letter agreement (“Financing Letter Agreement”) by and among Reserves, Foresight Energy, LP (“FELP”), and Murray Energy Corporation (“MEC”), a copy of which is attached hereto as Exhibit A.

C. Pursuant to the Financing Letter Agreement, the Reserves Investor Group has certain rights and may make certain elections with respect to the FRLP Exchangeable Notes in the event of a Refinancing or in the event MEC exercises its Purchase Right (a “MEC Purchase”) to redeem, repurchase or otherwise retire all of the FRLP Exchangeable Notes.

D. In the Financing Letter Agreement, Reserves represents and warrants that it has received an irrevocable power of attorney from each of the other members of the Other Investors authorizing Reserves to (i) bind the Other Investors to the Financing Letter Agreement and related agreements and instruments; (ii) to take such other actions for and on behalf of the Other Investors including performing obligations of the Other Investors under the Financing Letter Agreement and related agreements and instruments; (iii) to receive all notices required to be delivered to the Reserves Investor Group thereunder; and (iv) for and on behalf of the Other Investors, to make all decisions and elections and to take all actions or refrain from taking actions as may be required or permitted under the Financing Letter Agreement and related agreements and instruments.

E. On or about the date hereof, Reserves, on behalf of itself and the Other Investors, will enter into or has entered into that certain letter agreement (“Fraudulent Conveyance Letter Agreement”) by and among Reserves, Mr. Robert E. Murray (“Murray”), and Mr. Robert D. Moore (“Moore”), a copy of which is attached hereto as Exhibit B.

F. Pursuant to the Fraudulent Conveyance Letter Agreement, Murray and Moore agreed to waive the right to be paid certain proceeds they may otherwise be entitled to be paid in an insolvency proceeding of MEC.

G. In the Fraudulent Conveyance Letter Agreement, Reserves represents and warrants that it has received an irrevocable power of attorney from each of the Other Investors authorizing Reserves to bind the Other Investors to the Fraudulent Conveyance Letter Agreement.

H. Reserves and the Other Investors desire to enter this Agreement to grant Reserves the irrevocable power of attorney described in the Financing Letter Agreement and the Fraudulent Conveyance Letter Agreement (the “Reserves Power of Attorney”) and to provide for certain rights and obligations of Reserves and the Other Investors in connection with the delivery of notice, the making of elections, and the exercise of the rights of the Reserves Investor Group pursuant to the Financing Letter Agreement and the Fraudulent Conveyance Letter Agreement.

Agreement

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy thereof is acknowledged, the Reserves Investor Group, intending to be legally bound, agrees as follows:

1.   Definitions.  Capitalized words used but not defined herein shall have the meanings assigned to such words in the Financing Letter Agreement or the Fraudulent Conveyance Letter Agreement, as the case may be.  The term “business day” shall have the meaning assigned to such term in the Financing Letter Agreement.

2.   Recitals.  The recitals are an integral part of this Agreement and are incorporated herein by reference.

Exhibit 99.3-1

3.   Power of Attorney.  Each of the Other Investors has granted Reserves the Reserves Power of Attorney by executing and delivering to Reserves a duly notarized Irrevocable Power of Attorney, copies of which are attached hereto as Exhibit C.  Notwithstanding the grant of the Reserves Power of Attorney, Reserves shall be bound by and must perform all of its obligations under this Agreement and may not exercise any rights granted under the Reserves Power of Attorney in any manner that is inconsistent with this Agreement.

4.   Exercise of Rights by Reserves under the Financing Letter Agreement.

(a) Reserves shall exercise all rights under the Financing Letter Agreement that may be exercised on behalf of the Reserves Investor Group in accordance with this Agreement.

(b) Whenever Reserves receives a delivery of notice under the Financing Letter Agreement (“Notice”), Reserves shall exercise commercially reasonable efforts to deliver to a copy of such Notice and copies of any materials accompanying such Notice to each of the Other Investors, as provided below:

(i)	If Notice is delivered to Reserves under clause (ii) of the first paragraph of Section 3 of the Financing Letter Agreement, Reserves shall deliver a copy of such Notice and copies of any materials accompanying such Notice to each of the Other Investors no later than two (2) business days after Reserves’ receipt thereof;

(ii)	If Notice is delivered to Reserves under Section 4 of the Financing Letter Agreement, Reserves shall deliver a copy of such Notice and copies of any materials accompanying such Notice to each of the Other Investors no later than one (1) business day after Reserves’ receipt thereof; and

(iii)	If any Notice is delivered to Reserves other than a Notice described in (a) and (b) (including, but not limited to, a Notice delivered under clause (i) of the first paragraph of Section 3 of the Financing Letter Agreement), Reserves shall deliver a copy of such Notice and copies of any materials accompanying such Notice to each of the Other Investors as soon as reasonably practical.

(c) In the event of a Refinancing pursuant to Section 3 of the Financing Letter Agreement, each of the Other Investors shall have the right to elect (a “Refinancing Election”) whether to (i) receive payment in full for the FRLP Exchangeable Notes held by such Other Investor pursuant to clause (i) of the second paragraph of Section 3 of the Financing Letter Agreement; (ii) exchange the FRLP Exchangeable Notes held by such Other Investor for securities or other instruments to be issued in the Refinancing pursuant to clause (ii) of the second paragraph of Section 3 of the Financing Letter Agreement; or (iii) take any combination of (i) or (ii) pursuant to clause (iii) of the second paragraph of Section 3 of the Financing Letter Agreement, by delivering written notice of such Refinancing Election to Reserves no later than three (3) business days after delivery of the Notice required under Section 4(b)(i) hereof.  If the Other Investor delivers a timely Refinancing Election, Reserves shall cause the Refinancing Election made by such Other Investor to be included in the written notice to FELP and MEC delivered in accordance with Section 3 of the Financing Letter Agreement.  A Refinancing Notice delivered to Reserves pursuant to this Section shall be binding and irrevocable, subject to Section 4(d) below.  If, however, an Other Investor fails to deliver a timely Refinancing Election in accordance with this Section, the Other Investor shall be deemed to have elected to receive payment in full for the FRLP Exchangeable Notes held by such Other Investor pursuant to clause (i) of the second paragraph of Section 3 of the Financing Letter Agreement and Reserves shall cause such election to be included in the written notice to FELP and MEC delivered in accordance with Section 3 of the Financing Letter Agreement.

(d) In the event of a change in terms pursuant to Section 4 of the Financing Letter Agreement, each of the Other Investors shall have the right to change any prior Financing Election (an “Election Change”) by delivering an irrevocable written notice thereof to Reserves no later than one (1) business day after delivery of the Notice required under Section 4(b)(ii) hereof.  If an Other Investor fails to deliver a timely Election Change in accordance with this Section, such Other Investor shall be deemed to have elected not to make an Election Change.  If, however, the Other Investor delivers a timely Election Change, Reserves shall cause the Election Change made by such Other Investor to be included in a written notice to FELP and MEC delivered in accordance with Section 4 of the Financing Letter Agreement.

(e) If the Reserves Investor Group, in accordance with Sections 4(c) and 4(d) hereof, elects to exchange all of the FRLP Exchangeable Notes in connection with a Refinancing and, after exchanging such notes, the Reserves Investor Group shall have the right, pursuant to the second paragraph of Section 3 of the Financing Letter Agreement, to purchase additional securities or other instruments issued in the Refinancing such that the Reserves Investor Group would hold up to 60% of such new securities or instruments, Reserves shall make an offer (a “Funding Offer”) to each of the Other Investors to fund up to his or its pro rata share of the purchase price of such additional securities or instruments (“Pro Rata Share”), which shall be calculated  by multiplying (x) the aggregate purchase price of such additional securities or instruments by (y) the quotient of the aggregate principal amount of FRLP Exchangeable Notes held by such Other Investor divided by (z) the aggregate principal amount of FRLP Exchangeable Notes held by the Reserves Investor Group.  A Funding Offer shall be made in writing and shall be delivered to each of the Other Investors in accordance with this Agreement.  Upon receipt of a Funding Offer, each of the
Exhibit 99.3-2

Other Investors shall the right to elect (a “Funding Election”) whether to fund all or part of his or its Pro Rata Share, by delivering written notice thereof to Reserves no later than forty-eight (48) hours after delivery of the Funding Offer.  A Funding Election delivered in accordance with this Section shall be binding and irrevocable.  If an Other Investor elects to fund less than his or its Pro Rata Share, the Funding Election must indicate the lesser amount he or it elects to fund.  If an Other Investor fails to deliver a timely Funding Election in accordance with this Section, he or it shall be deemed to have declined to fund any portion of his or its Pro Rata Share.  If, however, an Other Investor delivers a timely Funding Election in accordance with this Section, Reserves shall cause the Funding Election made by the Other Investor to be included in a written notice delivered to MEC or FELP in accordance with Section 3 of the Financing Letter Agreement.  If less than all of the Other Investors elect to fund all of their Pro Rata Share, Reserves shall have the right to fund any difference up to the full amount of the purchase price of any securities or instruments issued under the second paragraph of Section 3 of the Financing Letter Agreement.

(f) Subject to Section 4(g) below, in the event of a MEC Purchase of all or part of the FRLP Exchangeable Notes, each of the Other Investors shall have the right, pursuant to Section 5 of the Financing Letter Agreement, to elect to exclude (a “MEC Purchase Exclusion”) all or part of his or its FRLP Exchangeable Notes from the MEC Purchase by delivering written notice of such MEC Purchase Exclusion to Reserves as soon as reasonably practicable but in any event no later than twenty-four (24) hours after delivery of the Notice required under Section 4(b)(iii) hereof.  A MEC Purchase Exclusion delivered in accordance with this Section shall be binding and irrevocable.  If an Other Investor fails to deliver a timely MEC Purchase Exclusion in accordance with this Section, such Other Investor shall be deemed to have elected to have such portion of his or its FRLP Exchangeable Notes subject to the Purchase Right purchased by MEC.  If, however, the Other Investor delivers a timely MEC Purchase Exclusion, Reserves shall cause the MEC Purchase Exclusion made by such Other Investor to be included in a written (or oral) notice to MEC stating the election of the Reserves Investor Group pursuant to Section 5 of the Financing Letter Agreement.

(g) Notwithstanding anything in this Agreement to the contrary, in the event of a MEC Purchase or a Refinancing in which MEC or any affiliate of MEC (or any group of persons that includes MEC or any affiliate of MEC) is entitled to receive common units of FELP in connection therewith, Reserves shall have the right, in its sole discretion, to cause the Reserves Investor Group to elect not to exercise its right to have its FRLP Exchangeable Notes convert or exchange into common units of FELP pursuant to the Financing Letter Agreement, and any such election by Reserves shall be binding upon the Other Investors.

5.   Miscellaneous.

(a) It is understood and agreed that this Agreement shall not constitute or give rise to, and the Reserves Power of Attorney shall not grant any authority to Reserves to bind any Other Investor to, any obligation to provide any financing or otherwise engage in a capital markets or other transaction, except as otherwise set forth herein to the extent an Other Investor has delivered a Funding Election.

(b) Except for the specific actions and obligations set forth herein, Reserves shall not have authority under this Agreement or the Reserves Power of Attorney to bind any of the Other Investors to any contract or agreement absent the consent of such Other Investor.

(c) Any failure on the part of Reserves to perform any of its obligations under this Agreement shall not be deemed a breach of this Agreement and no Other Investor shall be entitled to any remedy therefor unless such Other Investor is materially prejudiced thereby.

(d) This Agreement may not be amended nor any provision hereof waived or modified except by an instrument in writing signed by each member of the Reserves Investor Group.  Notwithstanding the foregoing sentence, any Other Investor may agree to waive or amend any provision of this Agreement as to himself or itself without the consent of any other Other Investors: provided, that such waiver or amendment is not adverse to any Other Investor other than himself or itself.  No course of dealing between the parties hereto shall be deemed to modify, amend or discharge any provision or term of this Agreement.

(e) Because of the unique business relationships by and among the Reserves Investor Group, the familiarity of each of the parties to this Agreement with one another, and the intertwined interests and benefits of the parties in other agreements that exist among them and their affiliates, each of the Reserves Investor Group intend to and hereby agree that each party’s interests under this Agreement are not and may not be assigned to another person, in whole or in part, directly or indirectly, by operation of law or otherwise, without the express written consent of all the other parties hereto, which consent may be withheld for any reason or no reason.  This non-assignment provision is an integral part of this Agreement without which the parties would not be willing to enter into this Agreement.

(f) This Agreement and the other written agreements entered into by certain of the parties in connection with the subject matter hereof (the “Other Agreements”) supersede and integrate all previous negotiations, contracts, agreements and
Exhibit 99.3-3

understandings (whether written or oral) between the parties hereto relating to the subject matter hereof, and this Agreement and the Other Agreements contain the entire final agreement of the parties hereto relating to the subject matter hereof.

(g) All notices and other communications to be given to a party hereto shall be in writing and sent prepaid by hand delivery, by certified or registered mail, by expedited commercial or postal delivery service, or by facsimile or email (read receipt requested), to the address for such party set forth on such party’s signature page hereto or such other address as such party shall specify from time to time in a notice to the other party.  Any of the foregoing communications shall be effective when delivered.

(h) Each provision of this Agreement shall be valid, binding and enforceable to the fullest extent permitted by requirements of law.  In case any provision in this Agreement shall be invalid, illegal or unenforceable in any jurisdiction (either in its entirety or as applied to any party, fact, circumstance, action or inaction), the validity, legality and enforceability of the remaining provisions, or of such provision in any other jurisdiction or as applied to any party, fact, circumstance, action or inaction, shall not in any way be affected or impaired thereby and the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto.

(i) This Agreement and any claim, controversy or dispute arising under or related to or in connection with this Agreement, the relationship of the persons party hereto, and/or the interpretation and enforcement of the rights and duties of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York without regard the choice of law rules thereof that would apply the laws of another jurisdiction.

(j) This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which taken together shall constitute one and the same document.  Delivery of an executed counterpart of this Agreement by facsimile, telecopy or other secure electronic format (including .pdf) shall be effective as delivery of a manually executed counterpart thereof.

[Signature page follows]

Exhibit 99.3-4

Each of the undersigned has executed this Power of Attorney Agreement as of the date first set forth above.

Foresight Reserves, LP ______________________________ Name: Paul Vining Title: President Email: pvining@clineres.com Address: 3801 PGA Blvd. Suite 903 Palm Beach Gardens, FL 33410	Forest Glen Investments LLC ______________________________ Name: Brian Glasser Title: Manager Email: bglasser@baileyglasser.com Address: 209 Capitol Street Charleston, WV 25301
The Kameron N. Cline 2004 Irrevocable Trust ______________________________ Name: Donald R. Holcomb Title: Trustee Email: donnie@clineres.com Address: 430 Harper Park Drive Suite A Beckley, WV 25801	Munsen LLC ______________________________ Name: John Dickinson Title: Manager Email: john@clineres.com Address: 430 Harper Park Drive Suite A Beckley, WV 25801
Filbert Holding LLC ______________________________ Name: A. Rimbach Title: Manager Email: lesnessman@gmail.com Address: 105 Schooner Lane Jupiter, FL 33477-4044	The Candice Cline 2004 Irrevocable Trust ______________________________ Name: Donald R. Holcomb Title: Trustee Email: donnie@clineres.com Address: 430 Harper Park Drive Suite A Beckley, WV 25801
The Alex T. Cline 2004 Irrevocable Trust ______________________________ Name: Donald R. Holcomb Title: Trustee Email: donnie@clineres.com Address: 430 Harper Park Drive Suite A Beckley, WV 25801
The Christopher L. Cline 2004 Irrevocable Trust

______________________________
Name: Donald R. Holcomb
Title: Trustee
Email: donnie@clineres.com
Address:
430 Harper Park Drive
Suite A
 Beckley, WV 25801

Christopher Cline ______________________________ Email: Address: 3801 PGA Blvd. Suite 903 Palm Beach Gardens, FL 33410	Michael J. Beyer ______________________________ Email: beyermichaelj@gmail.com Address: 768 Harbour Isle Court North Palm Beach, FL 33410

Exhibit 99.3-5